As filed with the Securities and Exchange Commission on August 2, 2013.

Registration No. 333-190226

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FOUNDATION MEDICINE, INC.

(Exact name of registrant as specified in its charter)

Delaware	8071	27-1316416
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Kendall Square, Suite B3501

Cambridge MA, 02139

(617) 418-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Pellini, M.D.

President and Chief Executive Officer

One Kendall Square, Suite B3501

Cambridge, MA 02139

(617) 418-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kingsley A. Taft, Esq. Arthur R. McGivern, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	Robert W. Hesslein, Esq. Senior Vice President and General Counsel Foundation Medicine, Inc. One Kendall Square, Suite B3501 Cambridge, MA 02139 (617) 418-2200	Patrick O’Brien, Esq. Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199-3600 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	(Do not check if a smaller reporting company) ☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	$86,250,000	$11,765

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes the offering price of additional shares that the underwriters have the option to purchase.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Foundation Medicine, Inc. has prepared this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-190226) solely for the purpose of filing Exhibits 10.13 and 10.14 to the Registration Statement and updating Item 16 of the Registration Statement and the Exhibit Index accordingly. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fee		$11,765
FINRA filing fee		*
NASDAQ listing fee		*
Blue Sky fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation and bylaws to be in effect at the completion of this offering that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us and/or in furtherance of our rights. Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Exchange Act.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all securities we have sold since January 1, 2010, which were not registered under the Securities Act.

1.	On September 10, 2012, we issued an aggregate of 18,805,304 shares of our Series B preferred stock to 19 investors for aggregate consideration of approximately $42.5 million. On December 28, 2012, we issued an aggregate of 5,956,830 shares of our Series B preferred stock to five investors for aggregate consideration of approximately $13.5 million.

2.	On November 1, 2010, we issued a Preferred Stock Purchase Warrant to Lighthouse Capital Partners VI, L.P., exercisable for an aggregate of up to 200,000 shares of our Series A preferred stock.

3.

On March 30, 2010, we issued an aggregate of 7,000,000 shares of our Series A preferred stock to one investor for aggregate consideration of approximately $7.0 million. On February 7, 2011, we issued an aggregate of 1,000,000 shares of our Series A preferred stock to one existing investor for aggregate consideration of approximately $1.0 million. On March 30, 2011, we issued an aggregate of 5,000,000 shares of our Series A preferred stock to one existing investor for aggregate consideration of approximately $5.0 million. On October 14, 2011, we issued an aggregate of 5,500,000 shares of our Series A preferred stock to one existing investor for aggregate consideration of approximately $5.5 million. On August 8, 2011, we issued an aggregate of 10,000,000 shares of our Series A preferred stock to one investor for aggregate consideration of approximately $10.0 million. On August 23, 2011, we issued an aggregate of 5,000,000 shares of our Series A preferred stock to one investor for aggregate consideration of approximately $5.0 million. On April 18, 2012, we issued an aggregate of 10,250,000 shares of our Series A preferred stock to four existing investors for aggregate consideration of approximately $10.3 million.

4.	Between August 5, 2010 and May 31, 2013, we have granted stock options to purchase an aggregate of 14,841,129 shares of our common stock with exercise prices ranging from $0.02 to $1.78 per share to our employees, consultants and directors pursuant to our 2010 Plan. Of these, options covering an aggregate of 350,656 shares were cancelled without being exercised.

5.	We sold an aggregate of 5,764,657 shares of common stock to employees, directors and consultants for cash consideration in the aggregate amount of $187,018.14 upon the exercise of stock options.

We deemed the offers, sales and issuances of the securities described in paragraphs (1) through (3) above to be exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, regarding transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options described in paragraph (4) and the issuances of shares of common stock upon the exercise of stock options described in paragraph (5) as exempt pursuant to Section 4(2) of the Securities Act or to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statements Schedules:

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)	The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on August 2, 2013.

FOUNDATION MEDICINE, INC.

By:	/s/ Steven J. Kafka, Ph.D.
Steven J. Kafka, Ph.D.
Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

* Michael J. Pellini, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2013

* Jason Ryan	Vice President, Finance (Principal Financial and Accounting Officer)	August 2, 2013

* Alexis Borisy	Director	August 2, 2013

* Brook Byers	Director	August 2, 2013

* Evan Jones	Director	August 2, 2013

Name	Title	Date

* Mark Levin	Director	August 2, 2013

* David Schenkein, M.D.	Director	August 2, 2013

* Krishna Yeshwant, M.D.	Director	August 2, 2013

* Pursuant to Power of Attorney

By:	/s/ Steven J. Kafka, Ph.D.
Steven J. Kafka, Ph.D. Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Index

1.1*	Form of Underwriting Agreement
3.1**	Fifth Amended and Restated Certificate of Incorporation of the Registrant, as amended and currently in effect
3.2*	Form of Sixth Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon completion of this offering)
3.3**	Bylaws of the Registrant, as amended and currently in effect
3.4*	Form of Amended and Restated Bylaws of the Registrant (to be effective upon completion of this offering)
4.1*	Form of Common Stock certificate of the Registrant
4.2**	Warrant to Purchase Preferred Stock of the Registrant, dated as of November 1, 2010, issued to Lighthouse Capital Partners VI, L.P.
4.3**	Second Amended and Restated Investors’ Rights Agreement, by and between the Registrant and the Investors named therein, dated as of June 20, 2013.
5.1*	Opinion of Goodwin Procter LLP
10.1†**	Amended and Restated 2010 Stock Incentive Plan and forms of agreements thereunder
10.2†*	2013 Stock Option and Incentive Plan and forms of agreements thereunder
10.3†*	Executive Employee Offer Letter issued by the Registrant to Michael J. Pellini, dated as of March 14, 2011.
10.4†**	Executive Employee Offer Letter issued by the Registrant to Kevin Krenitsky, dated as of March 7, 2013.
10.5†**	Executive Employee Offer Letter issued by the Registrant to Robert W. Hesslein, dated as of March 7, 2013.
10.6†**	Executive Employee Offer Letter issued by the Registrant to Jason Ryan, dated as of March 7, 2013.
10.7†*	Executive Employee Offer Letter issued by the Registrant to Steven J. Kafka, dated as of March 7, 2013.
10.8*	Form of Indemnification Agreement, to be entered into between the Registrant and its directors and officers
10.9**	Lease Agreement, by and between the Registrant and RB Kendall Fee, LLC, dated as of July 13, 2010.
10.10**	Lease, by and between the Registrant and 150 Second Street, LLC, dated as of February 4, 2013.
10.11**	Lease, by and between the Registrant and 150 Second Street, LLC, dated as of March 27, 2013.
10.12**	Loan and Security Agreement, by and between the Registrant and Lighthouse Capital Partners VI, L.P., dated as of November 1, 2010, as amended.
10.13#	Supply and Support Agreement, by and between the Registrant and Illumina, Inc., effective as of July 25, 2013.
10.14#	Laboratory Master Services Agreement, by and between the Registrant and Novartis Pharmaceuticals Corporation, dated as of November 21, 2011, as amended.
21.1**	Subsidiaries of the Registrant
23.1**	Consent of Ernst & Young LLP
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included in page II-5)

*	To be included by amendment
**	Previously filed
†	Indicates a management contract or any compensatory plan, contract or arrangement.
#	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.